Exhibit 99.1

IHT RECEIVES NOTICE FROM NYSE AMERICAN; IHT OPERATIONS CONTINUE TO SURGE WITH CLEAN ENERGY PROTOTYPE APPROACHING

Phoenix, AZ, November 18, 2021 - InnSuites Hospitality Trust (NYSE American: IHT) received a letter from NYSE American on November 15, 2021, informing the Trust that the staff of the NYSE American Corporate Regulation Department had determined that the Trust was not in compliance with Part 10 of Section 1003(a)(ii) and (iii) of the NYSE American Company Guide due to the Trust having stockholders’ equity of less than $4.0 million, and $6.0 million, respectively, and losses from continuing operations and/or net losses in its five most recent fiscal years ended January 31, 2021. The Trust is also not eligible for any exemption in Section 1003(a) of the Company Guide from the stockholder’s equity requirements. The Trust experienced losses related to the Covid-19 pandemic over eighteen months as well as recognizing non-cash hotel depreciation expense.

The NYSE’s letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by December 15, 2021, addressing how it intends to regain compliance with the continued listing standards by June 15, 2023, within the maximum potential 18-month plan period available. Elements of the compliance plan may include the sale of one or more of its assets (Management believes IHT hotels have a much lower book value than market value), sale of additional Trust stock at market value, sale of minority interest in specific hotel properties and/or anticipated continuation of the current operational upward current trends in hotel gross operating profits, and/or the UniGen efficient clean energy diversified investment, gaining material profitability.

Once the NYSE informs the Trust that the Regulation staff has accepted the Trust’s Equity Enhancement Plan and has granted a Plan period, the NYSE Regulation staff will review the Trust periodically for compliance with the initiatives outlined in the Plan. Failure to make progress consistent with the Plan or to regain compliance with continued listing standards by the end of the Plan period could result in the Trust being delisted from the NYSE American.

The Trust intends to timely cure the non-compliance, has contacted the Exchange, and is working diligently to timely complete the Plan. The Trust fully expects and is confident it will be able to once again regain compliance with the continued listing standards prior to a June 15, 2023 deadline imposed by the NYSE American.

IHT Hotel Operation revenues and earnings have continued to experience a sharp increase for the first half of Fiscal 2022 (February 1, 2021, to January 31, 2022). IHT reported Fiscal 2022 Second Quarter (May 1, 2021-July 31, 2021), profit of $401,564, for the three months, which is an increase of over $1.6 million from the same prior year period of ($1,267,385). Earnings Per Share based on this Consolidated Net Income amount were $0.04, up from prior year loss of ($0.14).

Revenues were approximately $1.7 million for the 2022 Fiscal Second Quarter Ended July 31, 2021, an increase of over 81% or greater than $750,000 from revenues of approximately $925,000 for the same prior year period. The substantial increase in revenue and earnings in Fiscal Q2 was largely attributable to the continuation of the solid start the Trust’s operations have been off to in the current Fiscal Year 2022 (February 1, 2021-January 31, 2022), along with the decreased impact of Covid-19, and decreased travel restrictions.

These extremely solid results of the first six months of the current Fiscal Year have continued in Fiscal Q3 of the current year as well. Consolidated Net Income of approximately $560,000, was reported for the first half of Fiscal Year 2022, which is an increase in excess of $2.1 million compared to the first half of Fiscal Year 2021. Earnings Per Share based on this Consolidated Net Income amount were $0.06, up from prior year loss of ($0.18). Additionally, The First Half of Fiscal 2022 (February 1, 2021-July 31, 2021), profits far exceed their pre-Covid counterparts of Fiscal Year 2020 and Fiscal Year 2019 by over $1.2 million each year.

These are all positive signs, and indicative that things continue to progress positively and remain heading in the right direction as the Travel Industry, the Economy as a whole, and InnSuites Hospitality Trust (IHT) specifically, continue to rebound and recover. Economic conditions continued to improve for the Trust for the third consecutive Quarter, and are continuing to show improvement in Q3 of the current Fiscal Year as well, based upon preliminary results. Q3, Q2, and Q1 of Fiscal Year 2022, as well as Q4 of Fiscal Year 2021 have all shown increased elevated signs of strength, growth, and continued positive profit improvement. Our hotel operations continue to perform substantially better Year to Date for the first three quarters of Fiscal Year 2022.

InnSuites Hospitality Trust (IHT) has made a substantial diversification investment in privately held UniGen Power, Inc. (UniGen), a company developing a patented, high profit potential, efficient clean energy generation innovation. IHT holds convertible bonds and warrants that, if fully exercised, could potentially result in IHT holding up to an approximate 25% ownership stake in UniGen. IHT is informed that the UniGen efficient clean energy innovation targets its first prototype, under development since January 2020, to be in operation within the next five months.

IHT has taken this diversification step into the High Tech, potential high profit, direction of efficient, clean energy with an investment in UniGen Power’s 1,000,000-watt “Next Generation Power Plant™”. IHT’s investment and those of other accredited investors totaling $3.65 million prior to and during Covid 19 have enabled UniGen’s initial prototype to be in projected operation during Q1 of calendar 2022, just a few months away. Recent events have brought attention more than ever to the urgent need for distributed primary power and for backup emergency power from efficient, lower cost, clean, fuels like natural gas rather than from diesel or coal. And UniGen’s 1,000,000 watts generated is, for example, enough power for 350 homes.

Taking advantage of the delays created by international Covid 19 travel restrictions and logistical logjams, UniGen has developed additional new technological innovations making its generator more efficient and robust. It expects these to lead to three new patents. And, to protect its supply chain, UniGen is in the process of transferring selected international parts manufacturing to U.S. sources. While this move may add cost to some parts, it promises to increase the deliverability of UniGen’s production. Once the initial prototype is in operation and EPA testing begins in Detroit, UniGen expects to receive significant interest and cash flow including that from the $12 million purchase order it currently has from an industry leader.

Said James Wirth President, CEO, and IHT Board Chairman:

“IHT Management is confident that IHT will timely present a plan to the NYSE American, and timely execute that plan to regain full NYSE American compliance. IHT hotel profits continue their strong recovery and rebound to levels higher than previous pre-Covid comparable periods, as IHT continues to execute our strategic plan of maximizing current hotel operating profits while redeploying hotel real estate profits; and moving toward IHT’s high potential diversification investment in the efficient, clean-energy power generation UniGen innovation, a positive move that is increasingly recognized by investors.”

“IHT Management has long believed, as indicated in past IHT SEC Filings, that the investor community continues to value IHT well below its full potential true underlying value (both real estate equity/hotel operations, and clean energy opportunity potential).”

Fiscal Year 2022 extended IHT’s uninterrupted, continuous annual dividends to over 50 years, with semi-annual dividends paid in July 2021, and scheduled for January 2022, continuing this impressive uninterrupted annual dividend record.

For more information, visit www.innsuitestrust.com and www.innsuites.com.

Forward-Looking Statements

With the exception of historical information, matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. All statements regarding IHT’s review and exploration of potential strategic, operational and structural alternatives and expected associated costs and benefits are forward-looking. Actual developments and business decisions may differ materially from those expressed or implied by such forward-looking statements. Important factors, among others, that could cause IHT’s actual results and future actions to differ materially from those described in forward-looking statements include the uncertain outcome, impact, effects and results of IHT’s review of strategic, operational and structural alternatives, IHT’s success in finding potential qualified purchasers for its hospitality real estate, or a reverse merger partner, the success of and timing of the UniGen clean energy innovation, the continuation of semi-annual dividends in the year(s) ahead, and other risks discussed in IHT’s SEC filings. IHT expressly disclaims any obligation to update any forward-looking statement contained in this news release to reflect events or circumstances that may arise after the date hereof, all of which are expressly qualified by the foregoing, other than as required by applicable law.

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

INNSUITES HOTEL CENTRE

1730 E. NORTHERN AVENUE, #122

Phoenix, Arizona 85020

Phone: 602-944-1500